Item 30. Exhibit (d) i.

Massachusetts Mutual Life Insurance Company
Home Office:
1295 State Street
Springfield, Massachusetts 01111-0001

Flexible Premium Adjustable Variable Life Insurance Policy

INSURED	[JOHN A. DOE]
POLICY DATE	[JANUARY 1, 2008]	POLICY NUMBER	[123456789]
ISSUE DATE	[JANUARY 1, 2008]	INITIAL FACE AMOUNT	[$500,000]

Dear Policy Owner:

READ YOUR POLICY CAREFULLY. It has been written in readable language to help you understand its terms. We have used examples to explain some of its provisions. These examples do not reflect the actual amounts or status of this policy. As you read through the policy, remember the words “we,” “us,” and “our” refer to Massachusetts Mutual Life Insurance Company.

We will, subject to the terms of this policy, pay the death benefit to the Beneficiary when due proof of the Insured’s death is received at our Home Office or Administrative Office.

The terms of this policy are contained on this and the following pages. For service and information on this policy, contact the agent who sold the policy, any of our agency offices, or our Home Office or Administrative Office. You may contact us at our Home Office or Administrative Office, toll free: 1-800-272-2216, or visit our website at www.massmutual.com.

YOU HAVE THE RIGHT TO RETURN THIS POLICY. If you decide not to keep this policy, return it within 10 days after you receive it. It may be returned by delivering or mailing it to our Home Office or Administrative Office, to any of our agency offices, or to the agent who sold the policy. Then, the policy will be as though it had never been issued. We will promptly refund (a) any premium paid for this policy, plus (b) interest credited to this policy under the Guaranteed Principal Account, plus or minus (c) an amount that reflects the investment experience of the investment divisions of the Separate Account under this policy to the date the policy is received by us, minus (d) any amounts withdrawn and any policy debt.

Signed for Massachusetts Mutual Life Insurance Company.

Sincerely yours,

[ /s/ Stuart Reese ]	[ /s/ Stephen R. Kuhn ]
PRESIDENT	SECRETARY

This Flexible Premium Adjustable Variable Life Insurance Policy provides that:

•	A death benefit is payable when the Insured dies.

•	Within specified limits, flexible premiums may be paid during the Insured’s lifetime.

•	This policy is participating-Annual dividends may or may not be paid.

•	Monthly Charges are adjustable, but cannot be more than the maximums shown in the Policy Specifications.

The amount of death benefit and the duration of insurance coverage may be fixed or variable as described in Parts 3 and 5.

The Variable Account Value of the policy may increase or decrease in accordance with the experience of the Separate Account. There are no minimum guarantees as to the Variable Account Value.

The Fixed Account Value of the policy earns interest at a rate not less than the minimum described in the Interest On Fixed Account Value provision.

Policy Summary

This Summary briefly describes some of the major policy provisions. Since it does not go into detail, the actual provisions will prevail. See the provisions for full information and any limits that may apply. The “Table Of Contents”shows where the provisions may be found.

This is a variable universal life insurance policy. We will pay a death benefit if the Insured dies while the policy is in force. “In force” means that the insurance has not terminated. “Variable” means that values depend on the investment performance of the Separate Account shown in the Policy Specifications and are not guaranteed as to dollar amount. “Universal life” means that, subject to the limits and conditions stated in the policy, the amount of insurance may be adjusted and flexible premium payments may be made.

Premiums for this policy are flexible. After the first premium has been paid, there is no requirement that any specific amount of premium be paid on any date. Instead, within the limits stated in the policy, any amount may be paid on any date during the lifetime of the Insured.

Premiums are applied to increase the value of this policy. Monthly Charges are deducted from the value of this policy each month. If the value cannot cover the Monthly Charges for a month and premiums paid do not meet certain requirements, the policy may terminate at the end of 61 days. There is, however, a right to reinstate the policy.

Other rights available while the Insured is living include the rights to:

•	Change the Owner or any Beneficiary;

•	Assign this policy;

•	Receive any dividends that may or may not be allocated to this policy;

•	Change the Face Amount;

•	Change the Death Benefit Option;

•	Make loans;

•	Make withdrawals;

•	Surrender this policy;

•	Allocate net premiums among the Guaranteed Principal Account and the divisions of the Separate Account; and

•	Transfer values between the Guaranteed Principal Account and the divisions of the Separate Account.

This policy also includes a number of Payment Options. They provide alternate ways for us to pay the death benefit or the amount payable upon surrender of the policy.

TABLE OF CONTENTS

Policy Specifications

TABLE OF CONTENTS (continued)

Part 6.-Payment Options	25
Availability Of Options	25
Minimum Amounts	25
Description Of Options	25
Options 1, 2, 3, 4, 5	25
Option 6	26
Alternate Life Income	26
Electing A Payment Option	26
Effective Date And Payment Dates	26
Withdrawals And Changes	26
Income Protection	26
Other Payment Option Rules	27

Part 7.-Notes On Our Computations	27
Accumulation Unit Value	27
Change In Net Asset Value (NAV) Formula	27
Adjustment Of Units And Values	28
Basis Of Computation	28
Method Of Computing Values	28
Payment Option Rates Tables	29-35

Any riders and endorsements, and a copy of the application for the policy, follow page 35.

POLICY SPECIFICATIONS

FLEXIBLE PREMIUM ADJUSTABLE VARIABLE LIFE INSURANCE POLICY

INSURED	[JOHN A. DOE]
POLICY NUMBER	[123456789]	ISSUE AGE AND GENDER	[35] [MALE]
POLICY DATE	[JANUARY 1, 2008]	INITIAL FACE AMOUNT	[$500,000]
ISSUE DATE	[JANUARY 1, 2008]
RISK CLASS	SEE THE TABLE(S) OF MAXIMUM MONTHLY INSURANCE CHARGES

THE TELEPHONE NUMBER FOR THE [XYZ DEPARTMENT OF INSURANCE IS 1-000-000-0000.]

Subject to the terms of this policy, the Face Amount is adjustable. If the Face Amount is adjusted, then revised or additional Policy Specifications will be sent.

DEATH BENEFIT OPTION (See Part 5 of this policy.)	[1]

MONTHLY CHARGE DATES	[1st] day of each month

FIRST PREMIUM	[$5,000.00]
[PLANNED PREMIUM]	[$5,000.00]
PLANNED PREMIUM FREQUENCY	[Annual]

FIRST GUARANTEE PERIOD	First 9 Policy Years
FIRST GUARANTEE MONTHLY PREMIUM	[$155.80]
SECOND GUARANTEE PERIOD	[First 86 Policy Years]
SECOND GUARANTEE MONTHLY PREMIUM	[$460.71]

POLICY CHARGES AND FEES:
MAXIMUM PREMIUM EXPENSE CHARGE DURING EACH YEAR OF COVERAGE (See Net Premium provision in Part 2.)	8.00% of premium payments up to Premium Expense Factor; 7. 00% of excess premium payments
MAXIMUM MONTHLY ADMINISTRATIVE CHARGE*	$15.00
MAXIMUM MONTHLY FACE AMOUNT CHARGE* BY YEAR OF COVERAGE
Year 1	[$0.27] (per $1,000 of Initial Face Amount)
Year 2	[$0.27] (per $1,000 of Initial Face Amount)
Year 3	[$0.18] (per $1,000 of Initial Face Amount)
Year 4	[$0.18] (per $1,000 of Initial Face Amount)
Year 5	[$0.18] (per $1,000 of Initial Face Amount)
Years 6 and later	$0.00 (per $1,000 of Initial Face Amount)
MAXIMUM MONTHLY INSURANCE CHARGE*	See the Table(s) Of Maximum Monthly Insurance Charges

RIDER CHARGES*	See the Policy Specifications for the Rider(s), if any

MAXIMUM LOAN INTEREST RATE EXPENSE CHARGE
Years 1-10	1.00%
Years 11 and later	0.50%

MAXIMUM WITHDRAWAL FEE PER WITHDRAWAL	$25.00
SURRENDER CHARGE	See the Table(s) Of Surrender Charges

*	For more information, see the “Monthly Policy Charges” section in Part 3 of this policy. Monthly charges beyond the Attained Age 120 of the Insured are zero.

Note: Neither the timely payment of planned premiums nor the issuance of the policy with a planned premium of $0.00 necessarily guarantees that this policy will stay in force until the Insured’s death.

POLICY SPECIFICATIONS PAGE 1 OF 9

POLICY SPECIFICATIONS

FLEXIBLE PREMIUM ADJUSTABLE VARIABLE LIFE INSURANCE POLICY

INSURED	[JOHN A. DOE]
POLICY DATE	[JANUARY 1, 2008]	POLICY NUMBER	[123456789]
ISSUE DATE	[JANUARY 1, 2008]

MAXIMUM SEPARATE ACCOUNT ASSET CHARGE**
Policy Years 1 - 10:
$0 - $49,999.99	0.90% (0.0000245475 daily equivalent)
$50,000.00 - $99,999.99	0.90% (0.0000245475 daily equivalent)
$100,000.00 and above	0.90% (0.0000245475 daily equivalent)
Policy Years 11 and later:	0.40% (0.0000109371 daily equivalent)

**	For more information, see the Change in Net Asset Value (NAV) Formula provision in Part 7 of this policy.

POLICY SPECIFICATIONS PAGE 2 OF 9

POLICY SPECIFICATIONS

FLEXIBLE PREMIUM ADJUSTABLE VARIABLE LIFE INSURANCE POLICY

INSURED	[JOHN A. DOE]
POLICY DATE	[JANUARY 1, 2008]	POLICY NUMBER	[123456789]
ISSUE DATE	[JANUARY 1, 2008]

LIMIT ON PREMIUM PAYMENTS IN ANY POLICY YEAR:

The maximum limit for premium payments in any Policy Year is the largest premium that would not exceed the LIMIT ON TOTAL PREMIUM PAYMENTS stated below or, if less, the greatest of:

•	[$9,100.00];

•	The amount of premiums paid in the preceding Policy Year; and

•	The largest premium that would not increase the Insurance Risk.

LIMIT ON TOTAL PREMIUM PAYMENTS:

As of any date, the maximum limit on the sum of the premiums paid under this policy is the greater of items A and B below. This limit may be revised if the policy is changed. These changes include, but are not limited to, withdrawals, changing the Face Amount or Death Benefit Option, and adding or deleting benefit riders. If the limit is revised, new Policy Specifications will be sent.

A. [$64,183.33];

B. [$ 5,641.33] multiplied by the result of one (1) plus the number of full Policy Years elapsed.

LIMITATION ON NET PREMIUM ALLOCATIONS AND TRANSFERS:

While this policy is in force, the limit on the number of distinct Separate Account divisions to which net premiums are allocated and transfers are made is [95.]

POLICY SPECIFICATIONS PAGE 3 OF 9

POLICY SPECIFICATIONS

FLEXIBLE PREMIUM ADJUSTABLE VARIABLE LIFE INSURANCE POLICY

INSURED	[JOHN A. DOE]
POLICY DATE	[JANUARY 1, 2008]	POLICY NUMBER	[123456789]
ISSUE DATE	[JANUARY 1, 2008]

SEPARATE ACCOUNT INFORMATION (See The Separate Account provision in Part 3.)

The Separate Account referred to in this policy is Massachusetts Mutual Variable Life Separate Account I.

The divisions of the Separate Account are:

[AIM V.I. Financial Services	MML Income & Growth
AIM V.I. Global Health Care	MML Inflation-Protected and Income
AIM V.I. Technology	MML Large Cap Value
Fidelity® VIP Contrafund®	MML Managed Bond
ING Real Estate	MML Mid Cap Growth
MML Aggressive Allocation	MML Mid Cap Value
MML Asset Allocation	MML Moderate Allocation
MML Balanced Allocation	MML Money Market
MML Blue Chip Growth	MML Small Cap Equity
MML Concentrated Growth	MML Small Cap Growth Equity
MML Conservative Allocation	MML Small Cap Index
MML Emerging Growth	MML Small Company Opportunities
MML Enhanced Index Core Equity	MML Small/Mid Cap Value
MML Equity	Oppenheimer Capital Appreciation
MML Equity Income	Oppenheimer Global Securities
MML Equity Index	Oppenheimer High Income
MML Foreign	Oppenheimer International Growth
MML Global	Oppenheimer Main Street
MML Growth Allocation	Oppenheimer MidCap
MML Growth & Income	Oppenheimer Strategic Bond
PIMCO Commodity Real Return Strategy]

The types of investments and the objectives for each division are given in the Prospectus.

MINIMUM ANNUAL INTEREST RATE FOR THE GUARANTEED PRINCIPAL ACCOUNT	3.00%	(decimal monthly equivalent 0.00246627)
		(decimal daily equivalent 0.00008099)
LOAN INTEREST RATE (See Interest On Loans in Part 4.)	4.00%

MINIMUM FACE AMOUNT	$50,000
MINIMUM FACE AMOUNT INCREASE	$25,000

RIDER(S) ATTACHED TO THIS POLICY:

[None]

POLICY SPECIFICATIONS PAGE 4 OF 9

POLICY SPECIFICATIONS

FLEXIBLE PREMIUM ADJUSTABLE VARIABLE LIFE INSURANCE POLICY

INSURED	[JOHN A. DOE]
POLICY DATE	[JANUARY 1, 2008]	POLICY NUMBER	[123456789]
ISSUE DATE	[JANUARY 1, 2008]

PREMIUM EXPENSE FACTOR:        [4,500.00]

TABLE OF MAXIMUM MONTHLY INSURANCE CHARGES

RATES PER THOUSAND OF INSURANCE RISK

RISK CLASS:    [NONTOBACCO]

ATTAINED AGE	MONTHLY RATE	ATTAINED AGE	MONTHLY RATE	ATTAINED AGE	MONTHLY RATE
[35	0.090833	64	1.162500	93	19.315000
36	0.095833	65	1.289166	94	20.754166
37	0.100000	66	1.417500	95	22.265833
38	0.107500	67	1.547500	96	23.649166
39	0.114166	68	1.687500	97	25.124166
40	0.121666	69	1.832500	98	26.698333
41	0.131666	70	2.008333	99	28.378333
42	0.144166	71	2.205000	100	30.175000
43	0.158333	72	2.463333	101	31.600833
44	0.175000	73	2.735833	102	33.120000
45	0.194166	74	3.022500	103	34.736666
46	0.212500	75	3.335833	104	36.456666
47	0.232500	76	3.677500	105	38.260833
48	0.244166	77	4.074166	106	40.179166
49	0.257500	78	4.537500	107	42.218333
50	0.276666	79	5.072500	108	44.385833
51	0.299166	80	5.655833	109	46.688333
52	0.330000	81	6.320000	110	49.132500
53	0.363333	82	7.011666	111	51.728333
54	0.405833	83	7.757500	112	54.483333
55	0.458333	84	8.583333	113	57.409166
56	0.511666	85	9.505833	114	60.512500
57	0.569166	86	10.528333	115	63.805833
58	0.618333	87	11.645000	116	67.299166
59	0.675000	88	12.841666	117	71.004166
60	0.743333	89	14.104166	118	74.935000
61	0.826666	90	15.421666	119	79.101666
62	0.928333	91	16.660833	120	83.330000]
63	1.042500	92	17.952500

The above rates are based on the (“Age Nearest Birthday”) [Commissioners 2001 Standard Ordinary Nonsmoker Mortality Table - Male.]

Maximum Monthly Insurance Charges beyond Attained Age 120 of the Insured are zero.

POLICY SPECIFICATIONS PAGE 5 OF 9

POLICY SPECIFICATIONS

FLEXIBLE PREMIUM ADJUSTABLE VARIABLE LIFE INSURANCE POLICY

INSURED	[JOHN A. DOE]
POLICY DATE	[JANUARY 1, 2008]	POLICY NUMBER	[123456789]
ISSUE DATE	[JANUARY 1, 2008]

TABLE OF SURRENDER CHARGES

IF SURRENDER OCCURS IN POLICY YEAR	SURRENDER CHARGE
[1	$5,625.00
2	$5,625.00
3	$5,625.00
4	$5,625.00
5	$5,625.00
6	$4,500.00
7	$3,375.00
8	$2,250.00
9	$1,125.00
10 and later	$0.00	]

POLICY SPECIFICATIONS PAGE 6 OF 9

POLICY SPECIFICATIONS

FLEXIBLE PREMIUM ADJUSTABLE VARIABLE LIFE INSURANCE POLICY

INSURED	[JOHN A. DOE]
POLICY DATE	[JANUARY 1, 2008]	POLICY NUMBER	[123456789]
ISSUE DATE	[JANUARY 1, 2008]

DEATH BENEFIT FACTORS

ATTAINED AGE	FACTOR	ATTAINED AGE	FACTOR	ATTAINED AGE	FACTOR
[35	2.50	64	1.22	93	1.02
36	2.50	65	1.20	94	1.01
37	2.50	66	1.19	95	1.00
38	2.50	67	1.18	96	1.00
39	2.50	68	1.17	97	1.00
40	2.50	69	1.16	98	1.00
41	2.43	70	1.15	99	1.00
42	2.36	71	1.13	100	1.00
43	2.29	72	1.11	101	1.00
44	2.22	73	1.09	102	1.00
45	2.15	74	1.07	103	1.00
46	2.09	75	1.05	104	1.00
47	2.03	76	1.05	105	1.00
48	1.97	77	1.05	106	1.00
49	1.91	78	1.05	107	1.00
50	1.85	79	1.05	108	1.00
51	1.78	80	1.05	109	1.00
52	1.71	81	1.05	110	1.00
53	1.64	82	1.05	111	1.00
54	1.57	83	1.05	112	1.00
55	1.50	84	1.05	113	1.00
56	1.46	85	1.05	114	1.00
57	1.42	86	1.05	115	1.00
58	1.38	87	1.05	116	1.00
59	1.34	88	1.05	117	1.00
60	1.30	89	1.05	118	1.00
61	1.28	90	1.05	119	1.00
62	1.26	91	1.04	120	1.00]
63	1.24	92	1.03

Death Benefit Factors beyond Attained Age 120 of the Insured are 1.00. These Death Benefit Factors are used to determine the amount of the minimum death benefit. For more information, see Part 5 of this policy.

POLICY SPECIFICATIONS PAGE 7 OF 9

POLICY SPECIFICATIONS

FLEXIBLE PREMIUM ADJUSTABLE VARIABLE LIFE INSURANCE POLICY

INSURED	[JOHN A. DOE]
POLICY DATE	[JANUARY 1, 2008]	POLICY NUMBER	[123456789]
ISSUE DATE	[JANUARY 1, 2008]

OWNER INFORMATION

OWNER

[THE INSURED]

POLICY SPECIFICATIONS PAGE 8 OF 9

POLICY SPECIFICATIONS

FLEXIBLE PREMIUM ADJUSTABLE VARIABLE LIFE INSURANCE POLICY

INSURED	[JOHN A. DOE]
POLICY DATE	[JANUARY 1, 2008]	POLICY NUMBER	[123456789]
ISSUE DATE	[JANUARY 1, 2008]

BENEFICIARY INFORMATION

BENEFICIARY

[JANE C. DOE, WIFE OF THE INSURED]

POLICY SPECIFICATIONS PAGE 9 OF 9

Part 1. The Basics Of This Policy

In this Part, we discuss some definitions and insurance concepts necessary to understand this policy. The words “we,” “us,” and “our” refer to Massachusetts Mutual Life Insurance Company.

The Parties Involved-Owner, Insured, Beneficiary, Irrevocable Beneficiary	The Owner is the person who owns this policy, as shown in our records. The Owner has the right to exercise rights and privileges and to receive benefits under the terms of this policy during the lifetime of the Insured. If the Owner designated under the terms of this policy is not living and if the policy does not provide otherwise, the Owner will be the estate of the last Owner to die.

For more information about the rights and benefits available to the Owner, see the “ “Policy Ownership” section in Part 4.

The Insured is the person whose life this policy insures. The Insured may be the Owner of this policy, or someone else may be the Owner.

Example:	You buy a policy that insures your own life and name yourself as Owner. In this case, you are both the Insured and the Owner. If you buy a policy that insures your son and name yourself as Owner, then the Insured and Owner are different people.

A Beneficiary is any person named in our records to receive the death benefit after the Insured has died. There may be different classes of Beneficiaries, such as primary and secondary. These classes set the order of payment. There may be more than one Beneficiary in a class.

Example:	Elizabeth is named as primary (first) Beneficiary. Rachel and David are named as Beneficiaries in the secondary class. If Elizabeth is alive when the Insured dies, she receives the death benefit. If Elizabeth is not alive but Rachel and David are alive when the Insured dies, Rachel and David receive the death benefit.

Any Beneficiary may be named an Irrevocable Beneficiary. An Irrevocable Beneficiary is one whose consent is needed to change that Beneficiary.

If no Beneficiary designated under this policy survives the Insured, the Beneficiary will be the Owner unless the policy states otherwise. The interest of any Beneficiary will be subject to any assignment of this policy that is binding on us and to any payment option in effect at the time of the Insured’s death.

See the “Policy Ownership” section in Part 4, and see “Part 6.-Payment Options.”

ICC08P2	Page 1 (c208maak)

Dates-Policy Date, Policy Anniversary Date, Policy Year, Monthly Charge Date, Issue Date, Valuation Date, Register Date	The Policy Date is shown in the Policy Specifications. It is the starting point for determining Policy Anniversary Dates, Policy Years, and Monthly Charge Dates. The first Policy Anniversary Date is one year after the Policy Date. The period from the Policy Date to the first Policy Anniversary Date, or from one Policy Anniversary Date to the next, is called a Policy Year.

The Monthly Charge Dates are the dates on which Monthly Charges for this policy are due. The first Monthly Charge Date is the Policy Date. Subsequent Monthly Charge Dates are the same day of each month thereafter.

Example:	The Policy Date is June 10, 20X1. The first Policy Anniversary Date is one year later, June 10, 20X2. The period from June 10, 20X1, through June 9, 20X2, is a Policy Year. The first Monthly Charge Date is June 10, 20X1. The next Monthly Charge Date is one month later, July 10, 20X1.

The Issue Date is also shown in the Policy Specifications. The Issue Date starts the contestability and suicide periods. We discuss contestability and suicide later in this Part.

A Valuation Date is any day the New York Stock Exchange (or its successor) is open for trading. The Valuation Date ends when the New York Stock Exchange closes, usually 4 p.m. Eastern Time. A Financial Transaction will be effective as of the Valuation Date on which the transaction request is received in good order at our Home Office or Administrative Office. If the transaction is not in good order when we receive it, the transaction will be effective as of the Valuation Date on which it first becomes in good order. If the transaction is received after the end of a Valuation Date or on any day the New York Stock Exchange is not open (typically weekends and major US holidays), the transaction will be effective as of the next Valuation Date.

The Register Date is the date that we first allocate Net Premium payments for this policy among the Guaranteed Principal Account and the divisions of the Separate Account. It is the Valuation Date that is on, or next follows, the later of:

•	The day after the Issue Date; and

•	The day we receive in good order the first premium for this policy at our Home Office or Administrative Office.

Financial Transaction	A Financial Transaction is any transaction that requires the purchase or sale of Accumulation Units or involves the movement of funds from or to the Guaranteed Principal Account. Examples of Financial Transactions are premium payments, transfers, loans and withdrawals.

Policy A Legal Contract	This policy is a legal contract between the Owner and us. The entire contract consists of the policy, which includes the application and any rider(s) and endorsement(s) the policy has. We have issued this policy in return for the application and the payment of the first premium. Any changes or waiver of its terms must be in writing and signed by our Secretary or an Assistant Secretary to be valid.

ICC08P2	Page 2 (c208maak)

A copy of the initial application is attached to and made a part of this policy. Any subsequent applications requesting changes in the policy also will become part of the contract; copies of any such applications will be sent to the Owner for attachment to the policy.

Attachment Of Riders	Any riders that we make available for attachment to this policy after issue may be attached subject to a Written Request and evidence of insurability, satisfactory to us.

Representations And Contestability	We rely on all statements made by or for the Insured in the application(s). Legally, those statements are considered to be representations and not warranties.

We can bring legal action to contest the validity of this policy, or any policy change requiring evidence of insurability, for any material misrepresentation of a fact. To do so, however, the misrepresentation must have been in the initial application or in a subsequent application, and a copy of that application must have been attached to (or sent to the Owner for attachment to) and made a part of this policy.

The initial Policy Specifications are attached to this policy when issued. Generally, if a policy change is made, we will send to the Owner any revised or additional Policy Specifications for attachment to the policy.

Except for any policy change or reinstatement requiring evidence of insurability, we cannot, in the absence of fraud, contest the validity of this policy after it has been in force during the lifetime of the Insured for two years after its Issue Date.

For any policy change requiring evidence of insurability, we cannot, in the absence of fraud, contest the validity of the change after it has been in effect for two years during the lifetime of the Insured.

If evidence of insurability is required to reinstate this policy (see “Reinstating This Policy” in Part 4), our right to contest the validity of this policy begins again on the date of reinstatement for statements made in the reinstatement application. We cannot, in the absence of fraud, contest the reinstated policy after it has been in force during the lifetime of the Insured for two years after that reinstatement date.

Misstatement Of Age Or Gender	If the Insured’s date of birth or gender as given in the application is not correct, the Face Amount (discussed in this Part) may be adjusted. Any adjustment to the Face Amount will reflect the amount provided by the most recent monthly Insurance Charges using the correct age and gender. Whether or not the Face Amount is adjusted, Monthly Charges after the correction will be based on the correct age and gender.

Death By Suicide	If the Insured commits suicide, while sane or insane, within two years after the Issue Date of this policy and while the policy is in force, this policy will terminate. In this case we will only pay an amount equal to the premiums accepted for this policy, less any amounts withdrawn and less any policy debt. This payment will be made to the Beneficiary. No additional payments will be made.

If the Insured commits suicide, while sane or insane, within two years after this policy is reinstated and while the policy is in force, this policy will terminate. In this case, we

ICC08P2	Page 3 (c208maak)

will only pay an amount equal to any amount paid to reinstate the policy and any premiums accepted thereafter, less any amounts withdrawn and less any policy debt. This payment will be made to the Beneficiary. No additional payments will be made.

If the Insured commits suicide, while sane or insane, within two years after the effective date of any increase in the Face Amount we will pay an amount equal to the Monthly Charges for that segment. This payment will be made to the Beneficiary. No additional payments will be made for that Face Amount increase. However, if a payment as described in either of the two preceding paragraphs is made, there will be no additional payment for the increase.

Monthly Charges are discussed in Part 3. Withdrawals, policy debt, and reinstatement are discussed in Part 4.

Meaning Of In Force	“In force” means that the insurance provided by this policy is in effect and has not terminated. This policy will be in force on the later of (a) its Issue Date or, (b) the date the first premium is received in good order, unless:

•	There has been a change in the insurability of the Insured prior to the Issue Date;

•	The Company has issued an amendment to the application or requested additional information; or

•	The Company has requested a statement verifying the current insurability of the Insured.

If any of the above conditions apply, the policy will be considered in force on the later of (a) the date all required supplemental information is received at our Home Office or Administrative Office, and (b) the date the first premium is received. Supplemental information may include, but is not limited to:

•	Evidence of policy delivery,

•	Evidence that there has been no material change in the Insured’s health, and

•	Completed Application amendments.

This policy will continue in force to the Insure’s death unless:

•	The Insured commits suicide within two years after the Issue Date or the date the policy is reinstated;

•	The policy terminates under the terms of the Grace Period And Termination provision in Part 3; or

•	The policy is surrendered.

Face Amount	The Face Amount is the amount of insurance coverage this policy provides while the policy is in force. The Initial Face Amount is the Face Amount on the Policy Date. The Face Amount of this policy can be increased as described in the Increases In The Face Amount provision in Part 4. Each increase is treated as its own segment and has its own Initial Face Amount. The Initial Face Amount of an increase segment is the face amount of the increase on the effective date of the increase.

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Year Of Coverage	For the Initial Face Amount, each Policy Year is a year of coverage. If the Face Amount of this policy has been increased (as discussed in Part 4), years of coverage for each increase will be measured from the effective date of the increase.

Ages-Issue Age, Attained Age	The Issue Age of the Insured (shown in the Policy Specifications) is the age of the Insured on the birthday nearest the Policy Date.

Example:	Elizabeth’s 32nd birthday was May 12th. The Policy Date is today, December 1. Since December 1 is closer to her 33rd birthday, her Issue Age will be 33.

The Attained Age of the Insured is the Insured’s Issue Age increased by the number of full Policy Years elapsed.

Written Request	A Written Request is a request in writing, satisfactory to us, received by us at our Home Office or Administrative Office. We allow the telephone, Internet or other electronic media to be used for certain transactions that require a Written Request in accordance with our administrative practices and procedures.

In Good Order	“In good order” means that we have everything we need to properly process a request, a Financial Transaction, or other transaction; this may include proper completion of certain forms, valid instructions and authorizations, or other administrative requirements.

Status For Federal Tax Purposes	This policy is intended to qualify as a “life insurance contract” for Federal tax purposes. To maintain its status as a “life insurance contract” we will monitor the policy for compliance with the limits established by the Internal Revenue Code. In any Policy Year, we reserve the right to take any action we deem necessary to maintain the status of the policy, including the right to refund policy premium or to distribute to you a portion of the Account Value. We may adjust the applicable limits to reflect any policy change(s) we permit, but we may also restrict or deny any change to policy benefits (such as Face Amount increases, rider additions, or Face Amount decreases, rider removal or reduction, or withdrawals) to the extent required to maintain the policy’s status.

This policy may not qualify as life insurance under Federal Tax Law after the Insured reaches Attained Age 121, and may be subject to adverse tax consequences. A tax advisor should be consulted before the Owner chooses to continue the policy after the Insured reaches Attained Age 121.

Currency	All payments made to us and by us will be in the lawful currency of the United States of America. All monetary amounts shown in this policy are in U.S. dollars.

Home Office	Our Home Office and Administrative Office are in Springfield, Massachusetts. The address is Massachusetts Mutual Life Insurance Company, 1295 State Street, Springfield, Massachusetts 01111-0001, or any such other address as we may designate in the future.

General Investment Account	Our assets are held in a General Investment Account. Subject to applicable law, we have sole discretion over the assets in our General Investment Account.

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Conformity With Interstate Insurance Product Regulation Commission Standards	This policy was approved under the authority of the Interstate Insurance Product Regulation Commission and issued under the Commission standards. Any provision of this policy that on the provision's effective date is in conflict with Interstate Insurance Product Regulation Commission standards for this product type is hereby amended to conform to the Interstate Insurance Product Regulation Commission standards for this product type as of the provision’s effective date.

Part 2. Premium Payments

Premiums are the payments that may be paid to us to increase the Account Value of this policy; they also may be needed to keep this policy in force. Premiums for this policy are discussed in this Part.

The First Premium	The First Premium for this policy is shown in the Policy Specifications. It is due on the Policy Date.

Planned Premiums	The Planned Premium for this policy is shown in the Policy Specifications. The frequency of Planned Premiums for this policy is as elected in the application. The frequency and amount of the Planned Premium may be changed by Written Request; the frequency may be quarterly, semiannually, or annually.

We also provide a pre-authorized payment plan. This plan, and any other alternate premium plans we provide, are governed by the rules we set.

Timely payment of Planned Premiums does not guarantee that this policy will stay in force until the Insured has died. Policy coverage may be affected by:

•	The amount, frequency and timing of premium payments;

•	Changes in the Face Amount and Death Benefit Option;

•	Changes in the interest credited to the Fixed Account Value;

•	Earnings or losses in the Separate Account;

•	Allocation of Net Premiums among the Guaranteed Principal Account and Separate Account divisions;

•	Changes in the policy Monthly Charges and expense charges;

•	The addition of, or changes in, policy benefit riders; and

•	Policy loans or withdrawals.

If continued payment of the Planned Premium during a Policy Year would exceed the Limit On Premium Payments for the Year shown in the Policy Specifications, we may decrease the Planned Premium to an amount that would not exceed that Limit.

If premium payments are discontinued, we will continue to deduct Monthly Charges from the Account Value and the policy will stay in force subject to the Grace Period And Termination provision in Part 3.

Premium Flexibility And Premium Notices	After the First Premium has been paid, there is no requirement that any amount of premium be paid on any date. Subject to the Limit On Premium Payments shown in the Policy Specifications and while this policy is in force, any amount of premium may be paid at any time while the Insured is living. However, each premium paid must be at least $20 or, if greater, the amount needed to prevent termination, as discussed in the Grace Period And Termination provision.

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We will send premium notices for the Planned Premium based on the amount and frequency in effect. We will stop sending notices for the Planned Premium upon receipt of the Owner’s Written Request to do so. We do not send premium notices if you have elected a pre-authorized payment plan.

Except as needed to keep this policy in force as discussed in the Grace Period And Termination provision, no premium payments may be made after the Policy Anniversary Date nearest the Insured’s Attained Age 121.

Where To Pay Premiums	All premiums after the First Premium are payable to us at our Home Office or Administrative Office or at the place shown for payment on the premium notice. Upon request, a receipt signed by our Secretary or an Assistant Secretary will be given for any premium payment.

Right To Refund Premiums	We have the right to refund any amount of premium paid in a Policy Year that exceeds the Limit On Premium Payments for the Year shown in the Policy Specifications.

A Limit On Total Premium Payments also may be stated in the Policy Specifications. If such a Limit is stated, we will automatically refund the amount of any premium paid that exceeds that Limit.

Net Premium	A Net Premium is a premium payment we accept for this policy less the premium expense charge we deduct at that time. The Maximum Premium Expense Charge we can deduct from each premium payment is shown in the Policy Specifications.

We apply each Net Premium to this policy on the date we receive the premium payment in good order.

See the definition of Valuation Date in Part 1 for the effective date of Financial Transactions, such as premium payments.

If the Face Amount of this policy has been increased (as discussed in Part 4), premium payments received once an increase becomes effective will be allocated to each segment of the Face Amount. (The Initial Face Amount is one “segment”; each increase in the Face Amount is a separate “segment.”) This may affect the premium expense charge deducted from premium payments. The premium allocation will be made on a pro rata basis using the Premium Expense Factor for each segment. The Premium Expense Factor for each segment of the Face Amount is shown with its Table Of Maximum Monthly Insurance Charges in the Policy Specifications.

Allocation Of Net Premiums	Prior to the Issue Date, any premium we accept will be allocated to our General Investment Account. On the Issue Date, any Net Premium we have previously accepted and any Net Premium accepted on that date will be allocated to the Guaranteed Principal Account, provided it is sufficient to pay the initial premium due. On the Register Date, any Fixed Account Value of this policy will be allocated as requested to the Guaranteed Principal Account and the divisions of the Separate Account.

On or after the Register Date, each Net Premium we accept will be allocated according to the Net Premium allocation in effect on the date of receipt. You may allocate Net Premium to the Guaranteed Principal Account and to the divisions of the Separate Account based on a percentage of each Net Premium payment.

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The Net Premium allocation is determined at the time of application for this policy. Subject to those limitations, the allocation may be changed by any later election satisfactory to us and received at our Home Office or Administrative Office.

The amount of each Net Premium we allocate to a division of the Separate Account will be applied to purchase Accumulation Units for this policy in that division. See the Purchase And Sale Of Accumulation Units provision in Part 3.

Part 3. Accounts, Values, And Charges

This policy provides that certain values (referred to as the Variable Account Values) are based on the investment performance of the Separate Account and are not guaranteed as to dollar amount. This policy also provides that other values (referred to as the Fixed Account Values) are based on the interest credited to the Guaranteed Principal Account. The Account Value of this policy is the Variable Account Value plus the Fixed Account Value. This Part gives information about the Separate Account, the Guaranteed Principal Account, and the values and Monthly Charges connected with them.

The Separate Account And The Guaranteed Principal Account

The Separate Account	The Separate Account shown in the Policy Specifications is a designated segment of the separate investment account we have established under Massachusetts law.

The Separate Account has a number of divisions. Each division invests in shares of an investment fund. The divisions are shown in the Policy Specifications.

The values of the assets in the divisions are variable and are not guaranteed. They depend on the investment results of the divisions of the Separate Account.

We own the assets of the Separate Account. Those assets will be used only to support variable life insurance policies. That portion of the assets equal to the reserves and other liabilities of the Separate Account will not be charged with liabilities that arise from any other business we may conduct. However, we may transfer to our General Investment Account any assets exceeding the reserves and other liabilities of the Separate Account. The income and the realized and unrealized capital gains and losses from each division of the Separate Account are credited to or charged against that division without regard to any of our other income, capital gains, or capital losses. The assets of the Separate Account are protected from the claims of our creditors.

Changes In The Separate Account	We have the right to establish additional divisions of the Separate Account from time to time. Amounts credited to any additional divisions established would be invested in shares of other investment funds. For any division, we have the right to substitute new investment funds. We also have the right to close any division to new investments.

Subject to applicable provisions of federal securities laws, we have the right to change the investment policy of any division of the Separate Account. Any change in the

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investment policy for the Separate Account will first be approved by the Insurance Commissioner of the state of Massachusetts. Any changes will also be filed and/or approved if required by the state where this policy is issued.

We also have the right to create new Separate Accounts and divisions.

We have the right to operate the Separate Account as a unit investment trust under the Investment Company Act of 1940 or in any other form permitted by law.

Accumulation Units	Accumulation Units are used to measure the Variable Account Value of this policy. The value of a unit is determined as of the close of each Valuation Date. The value of any unit can vary from Valuation Date to Valuation Date. That value reflects the investment performance of the division of the Separate Account applicable to that unit. The value of Accumulation Units is discussed further in Part 7.

Purchase And Sale Of Accumulation Units	Amounts are credited to and taken from divisions of the Separate Account by purchasing and selling Accumulation Units. Accumulation Units will be purchased and sold at the unit value of each division as of the close of the Valuation Date of the purchase or sale. The number of units purchased or sold will be the amount of money for purchase or sale divided by that unit value as of the close of that Valuation Date.

Example:	The amount applied is $550. The date of purchase is June 10, 20X1. The accumulation unit value on that date is $10. The number of units purchased would be 55 ($550 divided by $10 = 55). If, instead, the unit value was $11, then the amount applied would purchase 50 units ($550 divided by $11 = 50).

In no case will Accumulation Units be purchased or sold before the Register Date.

The Guaranteed Principal Account	The Guaranteed Principal Account is part of our General Investment Account and has no connection with, and does not depend on, the investment performance of the Separate Account. We have a right to establish additional guaranteed accounts from time to time.

Values Of This Policy

Account Value Of Policy	The Account Value of this policy on any date is the Variable Account Value of this policy plus the Fixed Account Value of this policy, both determined as of that date.

Variable Account Value Of Policy	The Variable Account Value of this policy reflects:

•	The Net Premiums for this policy allocated to the Separate Account; plus

•	Any amounts for this policy transferred into the Separate Account from the Guaranteed Principal Account; less

•	Any amounts transferred or withdrawn from the Separate Account for this policy; less

•	Any surrender charges for this policy deducted from the Separate Account due to any decreases in the Face Amount; less

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•	Any Monthly Charges for this policy deducted from the Separate Account; adjusted by

•	The net investment experience of the Separate Account.

Net Premiums, transfers, withdrawals, surrender charges, and Monthly Charges are all reflected in the Variable Account Value through the purchase or sale of Accumulation Units. The net investment experience is reflected in the value of the Accumulation Units. Net Premiums are discussed in Part 2, and Monthly Charges are discussed in this Part. Transfers, withdrawals, and surrender charges are discussed in Part 4.

The value of the Accumulation Units credited to this policy in a division of the Separate Account is equal to the accumulation unit value in that division on the date the value is determined, multiplied by the number of those units in that division.

The Variable Account Value of this policy on any date is the total of the values of the Accumulation Units credited to this policy in each division of the Separate Account.

Fixed Account Value Of Policy	The Fixed Account Value of this policy reflects:

•	The Net Premiums for this policy allocated to the Guaranteed Principal Account; plus

•	Any amounts for this policy transferred into the Guaranteed Principal Account from the Separate Account; less

•	Any amounts for this policy transferred or withdrawn from the Guaranteed Principal Account; less

•	Any surrender charges for this policy deducted from the Guaranteed Principal Account due to any decreases in the Face Amount; less

•	Any Monthly Charges for this policy deducted from the Guaranteed Principal Account; plus

•	Interest credited to the Fixed Account Value.

Interest On Fixed Account Value	The Fixed Account Value of this policy earns interest at an effective annual rate defined in this provision. Interest is credited daily through the date the Fixed Account Value is computed.

For any Fixed Account Value equal to the amount of any policy loan, the interest rate we use will be the daily equivalent of the greater of:

•	The annual loan interest rate in effect during the current Policy Year less the loan interest rate expense charge; or

•	The Minimum Annual Interest Rate For The Guaranteed Principal Account.

The loan interest rate is discussed in the Interest On Loans provision in Part 4. The Maximum Loan Interest Rate Expense Charge and the Minimum Annual Interest Rate For The Guaranteed Principal Account are shown in the Policy Specifications.

For any Fixed Account Value in excess of the amount of any policy loan, the interest rate we use will be the daily equivalent of the greater of:

•	The Minimum Annual Interest Rate For The Guaranteed Principal Account; or

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•

An alternate annual rate established by us. The alternate annual rate of interest will reflect our expectations for future investment results, profits, and expenses. This rate will be declared for each calendar month in advance; once declared for a month, it cannot be changed.

Monthly Policy Charges

Monthly Charges	Charges will be deducted monthly from the Account Value of this policy. Monthly Charges are due on each Monthly Charge Date prior to the Insured’s Attained Age 121.

Monthly Charges for this policy will be taken from the divisions of the Separate Account and from the Guaranteed Principal Account in proportion to the values of this policy in each of those divisions and in the Guaranteed Principal Account (excluding outstanding policy loans). Charges will first be deducted on the day that we receive the First Premium payment or, if later, the day after the Issue Date. After we have deducted charges for the first time, Monthly Charges will be deducted on each subsequent Monthly Charge Date. Charges will also be deducted on the date that we receive the amount of premium needed to prevent termination, as discussed in the Grace Period And Termination provision in this Part.

We assess four types of Monthly Charges: an Administrative Charge, a Face Amount Charge, an Insurance Charge, and a Rider Charge; each is discussed in this section.

Administrative Charge	The amount of the monthly Administrative Charge will be determined by us. However, it will not exceed the Maximum Monthly Administrative Charge shown in the Policy Specifications.

Face Amount Charge	The amount of the monthly Face Amount Charge will be determined by us. If the Face Amount of the policy has been increased (as discussed in Part 4), the amount of the Monthly Face Amount Charge will be the sum of the charges determined separately for each segment of the Face Amount. For each segment of the Face Amount, the charge will not exceed the result of:

•	The Initial Face Amount divided by 1,000; then multiplied by

•	The applicable Maximum Monthly Face Amount Charge (per $1,000 of Initial Face Amount) for the year of coverage. These maximum charges are shown in the Policy Specifications.

Subsequent reductions in the Face Amount (including reductions in any increase segments) of this policy will not reduce the Face Amount Charge.

Insurance Charge	The maximum monthly Insurance Charge rates per $1,000 of insurance risk are shown in the Table(s) Of Maximum Monthly Insurance Charges of the Policy Specifications. Maximum monthly Insurance Charge rates for the Initial Face Amount and for each Face Amount increase will be shown in a separate table.

The insurance risk is computed as of the date the charge is due. All amounts are calculated as of that date. The insurance risk is determined by the following steps.

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(a)	We compute the Account Value of this policy after all additions and deductions other than the deduction of the insurance risk charge and the Rider Charge for any disability rider or waiver rider.

(b)	We determine the amount of benefit under the Death Benefit Option in effect (as discussed in Part 5). The Minimum Death Benefit (discussed in Part 5) used here is based on the Account Value computed in (a).

(c)	We divide the amount of benefit determined in (b) by 1 plus the monthly equivalent (expressed as a decimal fraction) of the Minimum Annual Interest Rate For The Guaranteed Principal Account shown in the Policy Specifications.

(d)	We subtract the Account Value, as computed in (a), from the amount determined in (c). The result is the monthly insurance risk.

If there are two or more tables of maximum monthly Insurance Charge rates, the pro rata insurance risk allocated to each table will be based on the proportionate amount of Face Amount for the table to the total Face Amount. If the insurance risk is increased due to the Minimum Death Benefit (discussed in Part 5), the table that applies to the most recent increase requiring evidence of insurability will be used for such increase.

Example:	The Initial Face Amount of your policy is $500,000. You later increase the Face Amount by $250,000. The Death Benefit Option is 1, and the benefit under Death Benefit Option 1 is $750,000. The pro rata portion of insurance risk to be allocated to the table for the Initial Face Amount is $500,000 divided by $750,000, or two-thirds. The pro rata portion to be allocated to the table for the increase is $250,000 divided by $750,000, or one-third.

Suppose the insurance risk is computed as $600,000. The maximum monthly Insurance Charge per $1,000 of insurance risk will be based on the charge for an amount equal to two-thirds of $600,000, or $400,000, from the Initial Face Amount and an amount equal to one-third of $600,000, or $200,000, from the increase.

Suppose instead that the benefit under Death Benefit Option 1 is $810,000 due to the Minimum Death Benefit and that the insurance risk is $660,000. Then the maximum monthly Insurance Charge per $1,000 of insurance risk will be based on the charge for an amount equal to $400,000 from the Initial Face Amount and an amount equal to $260,000 from the increase ($200,000 plus the $60,000 due to the Minimum Death Benefit).

We may charge less than the maximum monthly Insurance Charges shown in the table(s). In this case, the monthly Insurance Charge rates will be based on our expectations for future mortality, investment earnings, persistency and expense results, capital and reserve requirements, taxes, and future profits. The expense component of these rates is used to offset sales and issue expenses, which decrease over time. Any change in these charges will apply to all individuals in the same class.

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Rider Charge	The monthly Rider Charge is the sum of the Monthly Charges for any riders in effect on the Monthly Charge Date. The Monthly Charges for any rider are shown in the Policy Specifications for the rider.

Grace Period And Termination	This policy may terminate without value if its Net Surrender Value on a Monthly Charge Date cannot cover the Monthly Charges due and the Safety Test is not met on that Date. However, we allow a Grace Period for payment of the amount of premium (not less than $20) needed to avoid termination. The Safety Test is discussed in the next provision.

The Grace Period begins on the date the Monthly Charges are due. It ends 61 days after we first mail a written notice to the Owner and to any assignee shown in our records at their last known addresses. This notice will state the amount of premium needed to avoid termination. If there is no policy debt, the amount of premium needed to avoid termination will be the lesser of the amount needed to satisfy the Safety Test or the amount needed to cover the Monthly Charges due. If there is policy debt, the amount needed to avoid termination will be the amount needed to increase the Net Surrender Value to an amount sufficient to cover the Monthly Charges due.

During the Grace Period, the policy will stay in force. If the Insured dies during the Grace Period, any unpaid premium amount needed to avoid termination will be deducted from the death benefit (see the Amount Of Death Benefit provision in Part 5). The policy will terminate without value if we do not receive payment of the required amount by the end of the Grace Period.

While there is a loan outstanding on this policy, our right to terminate this policy under the terms of the Policy Debt Limit provision (see Part 4) applies in addition to our right to terminate under this provision.

Even if the Safety Test has been met, this policy may terminate if the Policy Debt Limit is reached as described in that provision.

Safety Test	The Safety Test can be met only during the First and Second Guarantee Periods; each Guarantee Period is associated with a Guarantee Premium. The First and Second Guarantee Periods and the First and Second Guarantee Monthly Premiums are shown in the Policy Specifications. Any increase in the Face Amount of this policy or the addition of any riders may increase the applicable Guarantee Monthly Premiums. Likewise, any decrease in the Face Amount of this policy or the removal of riders may decrease the applicable Guarantee Monthly Premiums.

For any day during the First Guarantee Period, the Safety Test is met if the result of premiums paid less any amounts withdrawn, accumulated with interest to that day, equals or exceeds the sum of the First Guarantee Monthly Premiums from the Policy Date to that day, accumulated with interest. The Net Surrender Value at the end of the First Guarantee Period may be insufficient to keep the policy in force unless an additional premium payment is made at that time.

For any day during the Second Guarantee Period, the Safety Test is met if premiums paid less any amounts withdrawn, accumulated with interest to that day, equals or exceeds the sum of the Second Guarantee Monthly Premiums from the Policy Date to that day, accumulated with interest. If the Safety Test is met at the end of the Second Guarantee Period, the Safety Test will be met thereafter.

In the Safety Test, interest is accumulated at an effective annual rate equal to the Minimum Annual Interest Rate For The Guaranteed Principal Account, which is shown in the Policy Specifications. In accumulating premiums paid, we exclude any premium amounts refunded under the Right To Refund Premiums provision in Part 2. Also, we assume in this test that Guarantee Monthly Premiums are paid on each Monthly Charge Date.

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Example:	On the 6th Monthly Charge Date, the Monthly Charges are $100, but the Net Surrender Value, before the deduction for Monthly Charges, is only $95. There is no policy debt. The policy is in the First Guarantee Period, and the First Guarantee Monthly Premium is $25. Premium payments of $35 were made on each Monthly Charge Date including the current one. There were no withdrawals. In this case, the Safety Test is met.

If the Safety Test is met and the Account Value is not sufficient to cover the Monthly Charges due, the Monthly Charges due will be reduced to an amount equal to the Account Value. The Account Value will never be less than zero.

If the Net Surrender Value is sufficient to cover the Monthly Charges due, the policy will not terminate even if the Safety Test is not met.

Even if the Safety Test has been met, this policy may terminate if the Policy Debt Limit is reached as described in that provision.

Part 4. Life Benefits

This life insurance policy provides a death benefit if the Insured dies while the policy is in force. Rights and benefits are also available while the Insured is living. These “Life Benefits” are discussed in this Part.

Policy Ownership

Rights Of Owner	While the Insured is living, the Owner may exercise all rights given by this policy or allowed by us whether or not the Safety Test has been met. These rights include changing Beneficiaries, changing ownership, assigning this policy, enjoying all policy benefits, and exercising all policy options.

Changing The Owner Or Beneficiary	While the Insured is living, the Owner or any Beneficiary may be changed by Written Request. However, the consent of any Irrevocable Beneficiary is needed to change that Beneficiary designation. We do not limit the number of changes that may be made. The change will take effect as of the date the request is signed, even if the Insured’s death occurs before we receive it. Each change will be subject to any payment we made or other action we took before receiving the Written Request.

Transfers Of Values	Subject to the Limits On Transfers provision below, the following Transfers Of Values may be made:

•

Transfers Of Values between divisions of the Separate Account. These transfers will be made by selling all or part of the Accumulation Units in a division and applying the value of the sold units to purchase units in any other division.

•

Transfers Of Values from one or more divisions of the Separate Account to the Guaranteed Principal Account. These transfers will be made by selling all or part of the Accumulation Units in a division and applying the value of the sold units to the Guaranteed Principal Account.

•

Transfers Of Values from the Guaranteed Principal Account to one or more divisions of the Separate Account. These transfers will be made by applying all or part of the value in the Guaranteed Principal Account (excluding any outstanding policy loans) to purchase Accumulation Units in one or more divisions of the Separate Account.

All transfers that are effective on the same Valuation Date will be treated as one transfer. See the definition of Valuation Date in Part 1 for the effective date of Financial Transactions, such as Transfers Of Values.

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Limits On Transfers	We impose certain limitations on the Transfers Of Values provision set forth above. They include, but are not limited to the following:

•	Transfers must be in whole-number percentages or in dollar-and-cent amounts.

•

Transfers Of Values from the Guaranteed Principal Account to the Separate Account (excluding any transfer initiated by us) are limited to one each Policy Year and cannot exceed 25% of the Fixed Account Value of this policy (less any policy debt) on the date of transfer.

•

However, if 25% of the Fixed Account Value (less applicable debt) is transferred to the Separate Account and no additional premium is allocated to the Guaranteed Principal Account for three consecutive Policy Years, the remaining Fixed Account Value may be transferred in the next Policy Year.

•

We reserve the right to limit transfers such that no transfers may be made for at least 90 days after the preceding transfer. Any such limitation would not apply to a transfer of all funds in the Separate Account to the Guaranteed Principal Account, to transfers resulting from a policy loan, or to automated transfers in connection with any program we have in place.

•	We reserve the right to restrict transfers initiated by a market-timing organization, or individual, or other party authorized to give transfer instructions on behalf of the Owner.

Assigning This Policy	This policy may be assigned. However, for any assignment to be binding on us, we must receive a signed copy of it at our Home Office or Administrative Office. We will not be responsible for the validity of any assignment. Unless otherwise specified by the Owner, the assignment will take effect as of the date the notice of assignment is signed by the Owner, subject to any payments made or actions taken by us prior to receipt of this notice.

Once we receive a signed copy of an assignment, the rights of the Owner and the interest of any Beneficiary or any other person will be subject to the assignment. An assignment is subject to any policy debt. Policy debt is discussed in the Right To Make Loans provision in this Part.

Annual Report	Each year after the Policy Anniversary Date, we will mail an annual report to the Owner. There will be no charge for this report. This report will include the beginning and end dates of the current report period and will show the Account Value at the beginning of the previous Policy Year and all premiums paid since that time. It also will show the additions to, and deductions from, the Account Value during that Year (including premiums paid, Monthly Charges, amounts withdrawn and withdrawal charges), and the Account Value, death benefit, Net Surrender Value, and policy debt as of the current Policy Anniversary Date.

This report also will include any additional information required by applicable law or regulation.

This Policy’s Share In Dividends

Policy Is Participating	This policy is “participating,” which means it may or may not share in any dividends we pay.

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Each year we determine how much money can be paid as dividends. This is called divisible surplus. We then determine how much of this divisible surplus is to be allocated to this policy. This determination is based on this policy’s contribution to divisible surplus.

Since we do not expect this policy to contribute to divisible surplus, we do not expect that any dividends will be payable on this policy.

Any dividends allocated to this policy will be payable on Policy Anniversary Dates.

How Dividends May Be Used	Dividends may be used in a number of ways. These are called dividend options.

There are four basic dividend options.

Cash-Dividends will be paid in cash.

Account Value Additions-Dividends will be added to the Account Value of this policy.

Paid-Up Additions-Dividends will be used to buy additional level paid-up insurance. The amount of paid-up insurance will be determined by applying the dividend, on the date credited, as a net single premium at the gender and Attained Age of the Insured on that date. The value of the paid-up insurance will be the net single premium, on the same basis, at the Attained Age of the Insured. The amount of any paid-up additions will be added to the death benefit; and the value of any paid-up additions will be added to the Net Surrender Value. However, determination of Account Value, Insurance Charges, and Minimum Death Benefit ignore paid-up additions.

Reduced Monthly Charges-Dividends will be used to reduce the monthly deductions we make from the Account Value to pay the Monthly Charges.

A dividend option may be elected in the application. It may be changed by the Owner up to 31 days after the dividend becomes payable. If no dividend option is in effect when a dividend becomes payable, we will apply any dividends payable under the paid-up additions dividend option.

Dividend After Death Of Insured	If the Insured’s death occurs after the first Policy Year, the death benefit will include a pro rata share of any dividend allocated to the policy for the Policy Year that death occurs.

Right To Change The Face Amount

While this policy is in force, the Face Amount may be changed. We may limit the number and the size of the changes in a Policy Year.

Increases In The Face Amount	While the Insured is living, the Face Amount of this policy may be increased upon written application. Evidence of insurability that is satisfactory to us is required for each increase. The amount of each increase must be for at least the Minimum Face Amount Increase shown in the Policy Specifications.

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If the Net Surrender Value is insufficient to continue the changed policy in force for three months at the new Monthly Charges and interest, we may require a payment sufficient to increase the Net Surrender Value to such amount.

Any increase elected under any insurability protection type of rider will be effective as stated in that rider. Any other increase in the Face Amount will be effective on the Monthly Charge Date that is on, or precedes, the date we approve the application.

Insurance Charges and Face Amount Charges for each increase elected are determined and deducted from the Account Value of this policy as described in the Monthly Charges provision in Part 3. These charges will be deducted from the Account Value beginning on the effective date of the increase. Additional surrender charges (discussed later in the Net Surrender Value provision in this Part) and additional Face Amount Charges (as discussed previously in the Face Amount Charge provision in Part 3) will apply for each increase elected.

No increase in the Face Amount will be permitted after the Policy Anniversary Date nearest the maximum issue age for this product at the time the increase is requested.

Decreases In The Face Amount	After the first Policy Year, the Face Amount may be decreased by the Owne’s Written Request while the Insured is living. However, the decrease must not reduce the Face Amount to an amount less than the Minimum Face Amount shown in the Policy Specifications. No decrease is permitted within one year following the effective date of any increase.

Any decrease is effective on the Monthly Charge Date that is on, or precedes, the date we receive the Written Request. If a decrease follows one or more increases, the decrease is taken from the most recent increase(s).

The surrender charge taken will not exceed the pro rata surrender charge for the decrease in Face Amount. This pro rata surrender charge is determined by multiplying the percentage that each Face Amount segment has been decreased by the surrender charge for each Face Amount segment. The percentage of surrender charge for a decreased Face Amount segment that remains in force after a decrease is equal to 1 minus the percentage of the surrender charge taken for the Face Amount segment that remains in force. We will send you a new Table Of Surrender Charges for the remaining Face Amount. Surrender charges are discussed in the Net Surrender Value provision in this Part.

No decrease in the Face Amount will be permitted beyond the Insured’s Attained Age 120.

Evidence Of Changes	If the Face Amount is changed, we will send the Owner any revised or additional Policy Specifications for attachment to this policy. If the Face Amount is increased, we will also send a copy of the application for the increase. However, we have the right to require that the policy be sent to us to make the change.

ICC08P2	Page 17 (c208maak)

Borrowing Against This Policy

Right To Make Loans	Once the Account Value exceeds any surrender charges that apply, the Owner may borrow against this policy while the Insured is living. However, we reserve the right to limit loans in the first Policy Year. The policy must be properly assigned to us before the loan is made. The policy will be the sole security of the loan. No other collateral is needed. We refer to all outstanding loans plus accrued interest as “policy debt.”

We may delay the granting of any loan for up to six months, except for a loan to pay premiums to us.

Effect Of Loan	A loan is attributed to each division of the Separate Account and to the Guaranteed Principal Account in proportion to the values of this policy in each of those divisions and in the Guaranteed Principal Account (excluding any outstanding policy loans) at the time of the loan. The amount of the loan attributed to each division of the Separate Account will be transferred to the Guaranteed Principal Account. Any such transfer is made by selling Accumulation Units in the division and applying the value of those units to the Guaranteed Principal Account on the date the loan is made pursuant to the Purchase and Sale of Accumulation Units provision in Part 3. Any interest added to the loan will be treated as a new loan under this provision.

The amount equal to any outstanding policy loans will be held in the Guaranteed Principal Account and will earn interest as described in the Interest On Fixed Account Value provision in Part 3.

Maximum Loan Available	There is a maximum amount that can be borrowed on any date. It is the amount that, with loan interest on it to the next Policy Anniversary Date, will equal the current Account Value less surrender charges. This maximum amount will be reduced by any outstanding policy debt.

Interest On Loans	Interest on loans is not due in advance. This interest accrues each day and becomes part of the policy debt.

Interest is due on each Policy Anniversary Date. The fixed loan interest rate is shown in the Policy Specifications. If interest is not paid when due, it will be added to the loan and will bear interest at the rate payable on the loan.

Example:	You have a loan of $1,000. The interest due on the next Policy Anniversary Date is $50. If it is not paid on that date, we will add it to the existing loan. From then on, the loan will be $1,050 and interest will be charged on this new amount.

Policy Debt Limit	Policy debt (which includes accrued interest) may not equal or exceed the Account Value less any surrender charges that apply. If this limit is reached, we can terminate this policy. To terminate for this reason, we must mail written notice to the Owner and any assignee shown in our records at their last known addresses. This notice will state the amount needed to bring the policy debt back within the limit. If we do not receive payment within 61 days after the date we mail the notice, the Account Value will be reduced by any surrender charges that apply and this policy will terminate without value at the end of those 61 days.

ICC08P2	Page 18 (c208maak)

Our right to terminate this policy under the terms of this provision applies, whether or not the Safety Test has been met.

Repayment Of Policy Debt	All or part of any policy debt may be repaid at any time while the Insured is living. However, policy debt can be repaid only while this policy is in force. Each loan repayment will be credited on the Valuation Date we receive it, in good order, at our Home Office or Administrative Office.

Any repayment of policy debt will be allocated first to the Guaranteed Principal Account up to the amount of the policy loan that was attributed to the Guaranteed Principal Account. (For this purpose, no amount of policy loan resulting from unpaid loan interest will be considered to be attributed to the Guaranteed Principal Account.) Any repayment in excess of that amount will be allocated among the Guaranteed Principal Account and the divisions of the Separate Account according to the Net Premium allocation then in effect.

Loan repayments must be clearly identified as such; otherwise, they will be considered premium payments.

Other Borrowing Rules	We may delay the granting of any loan attributable to the Guaranteed Principal Account for up to six months.

We may delay the granting of any loan attributable to the Separate Account during any period that:

•	The New York Stock Exchange (or its successor) is closed, except for normal weekend or holiday closing, or trading is restricted; or

•	The Securities and Exchange Commission (or its successor) determines that a state of emergency exists; or

•	The Securities and Exchange Commission (or its successor) permits us to delay payment for the protection of our policy owners.

Surrendering This Policy And Making Withdrawals

Right To Surrender	This policy may be surrendered for its Net Surrender Value (see next provision) at any time while the policy is in force and the Insured is living. This policy will terminate as of the date of surrender.

Net Surrender Value	The Net Surrender Value of this policy is equal to the Account Value less any surrender charges that apply and less any policy debt. The surrender charge for this policy is the sum of the surrender charges for the Initial Face Amount and all Face Amount increases. These charges are shown in the Table(s) Of Surrender Charges of the Policy Specifications. In no event will the Net Surrender Value be less than zero.

Making Withdrawals	After the first Policy Year, withdrawals may be made by Written Request at any time while the policy is in force and the Insured is living. However, we will only allow one withdrawal in a 12 month period. The request for a withdrawal must state the Account

ICC08P2	Page 19 (c208maak)

(or Accounts) from which the withdrawal will be made. For any withdrawal from the Separate Account, the request must also state the division (or divisions) from which the withdrawal will be made.

See the definition of Valuation Date in Part 1 for the effective date of Financial Transactions, such as withdrawals.

On the date of a withdrawal, the Account Value of this policy is reduced by the amount of the withdrawal. The withdrawal amount includes the withdrawal fee. The Maximum Withdrawal Fee that can be taken with each withdrawal is shown in the Policy Specifications.

The withdrawal from the Guaranteed Principal Account will be made by reducing the value in that Account to provide the amount of the withdrawal. A withdrawal from a division of the Separate Account will be made by selling a sufficient number of Accumulation Units to provide the amount of the withdrawal.

Withdrawals will be subject to the following limits:

•	The minimum amount of a withdrawal (including the withdrawal fee) is $100;

•	The maximum amount of a withdrawal on any date is 75% of the Net Surrender Value of this policy on that date; and

•	The Face Amount after a withdrawal must not be less than the Minimum Face Amount shown in the Policy Specifications.

The Face Amount will be decreased if:

•	Death Benefit Option 1 or Death Benefit Option 3 is in effect, as described in the Death Benefit Options provision in Part 5; and

•	The Minimum Death Benefit (also described in Part 5) after the withdrawal would be less than the amount of benefit provided by that Death Benefit Option; and

•	We have not received evidence of insurability satisfactory to us.

In this case, the Face Amount will be decreased by an amount equal to the excess of (A) over (B), where:

(A)	is the withdrawal amount; and

(B)	is the lowest amount of withdrawal that would reduce the Minimum Death Benefit below the amount of benefit provided by the Death Benefit Option in effect just after the withdrawal.

If a decrease follows one or more Face Amount increases, the decrease is taken from the most recent increase(s).

Example:	Death Benefit Option 1 is in effect and you make a withdrawal without furnishing us satisfactory evidence of insurability. Prior to your withdrawal, your policy has a Face Amount of $200,000, an Account Value of $25,000, and a Minimum Death Benefit of $50,000 (the Death Benefit Factor is 2.00). If you make a withdrawal of $10,000, the Account Value will be reduced to $15,000, the Minimum Death Benefit

ICC08P2	Page 20 (c208maak)

will be reduced to $30,000, the Face Amount will be reduced to $190,000, and $9,975 ($10,000 minus the $25 withdrawal fee) is paid to you.

If a maximum withdrawal is requested, the amount of the withdrawal will be deducted on a pro rata basis from the available divisions.

If the Face Amount is reduced due to a withdrawal, we will send the Owner any revised Policy Specifications for attachment to this policy. However, we have the right to require that the policy be sent to us to make the changes.

How We Pay	Any withdrawal made will be paid in one sum. If the policy is surrendered, the Net Surrender Value may be paid in one sum or it may be applied under any payment option elected. See Part 6.

We may delay paying any surrender or withdrawal from the Guaranteed Principal Account for up to six months from the date we receive the Written Request.

We may delay paying any surrender or withdrawal from the Separate Account during any period that:

•	The New York Stock Exchange (or its successor) is closed, except for normal weekend or holiday closing, or trading is restricted; or

•	The Securities and Exchange Commission (or its successor) determines that a state of emergency exists; or

•	The Securities and Exchange Commission (or its successor) permits us to delay payment for the protection of our policy owners.

Reinstating This Policy

When Policy May Be Reinstated	After this policy has terminated, it may be reinstated - that is, put back in force. However, the policy cannot be reinstated if it has been surrendered for its net surrender value. Reinstatement must be made within five years after the date of termination and during the Insured’s lifetime.

Requirements To Reinstate	A written application and evidence of insurability satisfactory to us is required to reinstate. Also, a premium is required as a cost to reinstate. This cost is the amount of premium needed to keep the policy in force for three months after reinstatement. This amount will be quoted on request.

Policy After Reinstatement	The policy will be reinstated on the Monthly Charge Date that is on, or precedes, the date we approve the application. The Face Amount on the date of reinstatement will be the Face Amount on the termination date. The Account Value on the date of reinstatement will be the reinstatement premium paid, less any premium expense charge and less any Monthly Charges due on that date. We do not reinstate policy debt.

If Surrender Charges were taken when this policy terminated, the applicable Surrender Charges will not be reinstated. Otherwise, the Table of Surrender Charges (shown in the Policy Specifications) will apply upon reinstatement as though the policy had not terminated.

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Upon reinstatement, the Safety Test will apply subject to the conditions described in the Grace Period And Termination and Safety Test provisions.

Our rights to contest the validity of, and terminate, this policy begin again on the date of reinstatement. See the Representations And Contestability and Death By Suicide provisions in Part 1.

Reports To Owner

Illustrative Report	In addition to the annual reports, after the first Policy Year we will send an illustrative report of guaranteed and non-guaranteed values to the Owner upon Written Request. We may limit the number of illustrations in any Policy Year.

Part 5. The Death Benefit

The death benefit is the amount of money we will pay when we receive due proof at our Home Office or Administrative Office that the Insured has died while this policy is in force. Payment of the death benefit is subject to the Representations And Contestability provision in Part 1. We discuss the death benefit in this Part.

Amount Of Death Benefit	If the Insured dies while this policy is in force, the death benefit will be the amount of benefit provided by the Death Benefit Option in effect on the date of death, reduced by any policy debt outstanding on the date of death and any unpaid premium amount needed to avoid termination under the Grace Period And Termination provision in Part 3.

Death Benefit Options	Three Death Benefit Options, described here, are available under this policy. The Death Benefit Option and the Face Amount in effect for this policy are shown in the Policy Specifications. The Minimum Death Benefit is discussed in the next provision.

Death Benefit Option 1-Under this Option, the amount of benefit is the greater of:

•	The Face Amount in effect on the date of death; or

•	The Minimum Death Benefit in effect on the date of death.

Death Benefit Option 2-Under this Option, the amount of benefit is the greater of:

•	The Face Amount in effect on the date of death plus the Account Value on that date; or

•	The Minimum Death Benefit in effect on the date of death.

Death Benefit Option 3-Under this Option, the amount of benefit is the greater of:

•

The Face Amount in effect on the date of death, plus the sum of all premiums paid (and not refunded under the Right To Refund Premiums provision in Part 2) to the date of death not to include any premium payments made after the Insured’s Attained Age 90; or

•	The Minimum Death Benefit in effect on the date of death.

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This Option is also available with interest applied to all premiums paid (and not refunded) for the first 5 Policy Years. This interest only increases the Death Benefit available under this option; it is not credited to the Account Value of this policy. Election of the interest option must be made at the time of application. The interest rate for this interest option is declared monthly and credited on each Monthly Charge Date during the first 5 Policy Years, although we do not guarantee that the interest rate will be greater than zero. Interest is credited on the cumulative premiums paid, including any interest previously credited. For purposes of determining the maximum amount payable under this Option and in determining the adjusted Face Amount when a Death Benefit Option is changed as described in the Changes In The Death Benefit provision, premiums accumulated with interest under this interest option are considered as premiums paid.

Minimum Death Benefit	The Minimum Death Benefit on any date is equal to the Account Value on that date multiplied by the Death Benefit Factor for the Insured’s Attained Age on that date. The Death Benefit Factor for each Attained Age is shown in the Policy Specifications.

Changes In The Death Benefit Option	After the first Policy Year, the Death Benefit Option may be changed upon Written Request while the Insured is living. However, no change in the Death Benefit Option will be permitted beyond the Insured’s Attained Age 120. The Death Benefit Option may not be changed to Death Benefit Option 3.

A change in the Death Benefit Option will be effective on the Monthly Charge Date that is on, or precedes, the date we approve the change.

When the Death Benefit Option is changed, the Face Amount of this policy also changes on the effective date of the change as follows (all amounts are as of the date of change):

•	Option 1 to Option 2: Decreased by an amount equal to the Account Value;

•	Option 2 to Option 1: Increased by an amount equal to the Account Value;

•

Option 3 to Option 1: Increased by an amount equal to the sum of all premiums paid (and not refunded under the Right To Refund Premiums provision) not to include any premium payments made after the Insured’s Attained Age 90;

•

Option 3 to Option 2: Increased by an amount equal to the sum of all premiums paid (and not refunded under the Right To Refund Premiums provision) not to include any premium payments made after the Insured’s Attained Age 90, and then decreased by an amount equal to the Account Value.

A change in the Death Benefit Option may follow one or more increases in the Face Amount of this policy. In this case:

•	If the Face Amount increases, the change will increase the most recent increase, and

•	If the Face Amount decreases, the change will decrease the most recent increase(s).

No change in the Death Benefit Option will be allowed if the Face Amount after the change would be less than the Minimum Face Amount shown in the Policy Specifications.

ICC08P2	Page 23 (c208maak)

We may limit the number of Death Benefit Option changes in any Policy Year.

If the Death Benefit Option or the Face Amount is changed, we will send the Owner any revised or additional Policy Specifications for attachment to this policy.

When We Pay	We will pay the death benefit within seven calendar days after we determine that the claim for the death benefit is in good order.

We may delay paying any portion of a death benefit attributable to the Variable Account Value that becomes payable during any period that:

•	The New York Stock Exchange (or its successor) is closed, except for normal weekend or holiday closing, or trading is restricted; or

•	The Securities and Exchange Commission (or its successor) determines that a state of emergency exists; or

•	The Securities and Exchange Commission (or its successor) permits us to delay payment for the protection of our policy owners.

Interest On Death Benefit	We will add interest from the date of the Insured’s death to the date of a lump sum payment or the effective date of a payment option payment. The amount of interest will be computed using an effective annual rate not less than 3% or, if greater, the annual rate required by applicable law. If Death Benefit Option 3 with interest applied to premiums is in effect, interest will accumulate separately on the Face Amount and the premiums paid. From the date of death to the date of payment, the interest paid on the Face Amount will be computed using an effective rate of not less than 3% or, if greater, the annual rate required by applicable law. The interest paid on the premiums paid will be the greater of the interest rate then in effect for Death Benefit Option 3 with interest paid on premiums, 3% and the annual rate required by law.

Additional interest will be added to the date of payment at an effective annual rate of 10% beginning 31 days from the later of:

•	The date we receive due proof of the Insured’s death; and

•	The date we receive sufficient information to determine our liability, the extent of the liability, and the appropriate beneficiary legally entitled to the proceeds; and

•

The date that legal impediments to payment of proceeds that depend on the action of parties other than the Company are resolved and sufficient evidence of the same is provided to us. Legal impediments to payment include, but are not limited to (a) the establishment of guardianships and conservatorships: (b) the appointment and qualification of trustees, executors and administrators; and (c) the submission of information required to satisfy state and federal reporting requirements.

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Part 6. Payment Options

These are optional methods of settlement. These methods provide alternate ways in which payment can be made by us.

Availability Of Options	All or part of the death benefit or Net Surrender Value may be applied under any payment option. If this policy is assigned, any amount due to the assignee will be paid in one sum. The balance, if any, may be applied under any payment option.

Minimum Amounts	If the amount to be applied under any option for any one person is less than $10,000, we may pay the amount in one sum instead. If the payments under any option come to less than $100 each, we have the right to make payments at less-frequent intervals.

Description Of Options	Our regular payment options are Options 1 through 6. They are described in terms of monthly payments. Annual, semiannual, or quarterly payments may be requested instead. The Payment Option Rates tables are shown after Part 7.

Option 1	Installments For A Specified Period. Equal monthly payments will be made for any period selected, up to 30 years. The amount of each payment depends on the total amount applied, the period selected, and the monthly income rates we are using when the first payment is due. See the Option 1. Installments For A Specified Period table for the minimum monthly income rates.

Option 2	Life Income. Equal monthly payments will be based on the life of a named person. Payments will continue for the lifetime of that person. Income with or without a minimum payment period may be elected. This benefit may be increased by the Alternate Life Income provision (in this Part). Proof of the named person’s age, satisfactory to us, will be required. See the Option 2. Life Income tables for the minimum monthly income rates.

Option 3	Interest. We will hold any amount applied under this option. Interest on the amount will be paid at an effective annual rate determined by us. This rate will not be less than 1%.

Option 4	Installments Of Specified Amount. Each payment will be made for an agreed fixed amount. The total amount paid during the first year must be at least 6% of the total amount applied. Interest will be credited each month on the unpaid balance and added to it. This interest will be at an effective annual rate determined by us, but not less than 1%. Payments continue until the balance we hold is reduced to an amount less than the agreed fixed amount. The last payment will be for the balance only.

Option 5	Life Income With Payments Guaranteed For Amount Applied. Equal monthly payments will be based on the life of a named person. Payments will be made until the total amount paid equals the amount applied, and as long thereafter as the named person lives. This benefit may be increased by the Alternate Life Income provision (in this Part). Proof of the named person’s age, satisfactory to us, will be required. See the Option 5. Life Income With Payments Guaranteed For Amount Applied tables for the minimum monthly income rates.

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Option 6	Joint Life Income With Reduced Payments To Survivor. Monthly payments will be based on the lives of two named persons. Payments at the initial level will continue while both are living or for 10 years if longer. When one dies (but not before the 10 years has elapsed), payments are reduced by one-third and will continue at that level for the lifetime of the other. After the 10 years has elapsed, payments stop when both named persons have died. This benefit may be increased by the Alternate Life Income provision (in this Part). Proof of the named persons’ ages, satisfactory to us, will be required. See the Option 6. Joint Life Income With Reduced Payments To Survivor tables for the minimum monthly income rates.

Alternate Life Income	If Option 2, 5, or 6 is elected, the named person(s) can elect to receive an alternate life income instead of receiving income based on the rates shown in the Payment Option Rates tables. The election must be made at the time the income is to begin. The monthly alternate life income will be at least equal to the monthly income provided by a new single premium immediate annuity (first payment immediate), based on our published rates then in use when the payment option is elected. The alternate life income will not be available if we are not offering new single premium immediate annuities at the time of election.

Electing A Payment Option	To elect any payment option, we require a Written Request. The Owner may elect an option during the Insured’s lifetime. If the death benefit is payable in one sum when the Insured dies, the Beneficiary may elect an option with our consent.

Effective Date And Payment Dates	The effective date of a payment option is the date the amount is applied under that option. For a death benefit, this is the date that due proof of the Insured’s death is received at our Home Office or Administrative Office. For the Net Surrender Value, it is the effective date of surrender.

The first payment is due on the effective date, except the first payment under Option 3 is due one month later. A later date for the first payment may be requested in the payment option election. All payment dates will fall on the same day of the month as the first one. No payment will become due until a payment date. No part payment will be made for any period shorter than the time between payment dates.

Example:	Monthly payments of $100 are being made to your son on the 1st of each month. He dies on the 10th. No part payment is due your son or his estate for the period between the 1st and the 10th.

Withdrawals And Changes	If provided in the payment option election, all or part of the unpaid balance under Option 3 or 4 may be withdrawn or applied under any other option.

If the Net Surrender Value is applied under Option 3 or 4, we may delay payment of any withdrawal for up to six months. In this case, interest at the rate in effect for Option 3 during this period will be paid on the amount withdrawn.

Income Protection	To the extent permitted by law, each option payment and any withdrawal shall be free from legal process and the claim of any creditor of the person entitled to them. No option payment and no amount held under an option can be taken or assigned in advance of its payment date, unless the Owner’s written consent is given before the Insured dies. This consent must be received at our Home Office or Administrative Office.

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Other Payment Option Rules	Options for any amount payable to an association, corporation, partnership, or fiduciary are available only with our consent. However, a corporation or partnership may apply any amount payable to it under Option 2, 5, or 6 if the option payments are based on the life or lives of the Insured, the Insured’s spouse, any child of the Insured, or any other person agreed to by us.

If a minimum payment period is elected under Options 1, 2, 5, and 6, the effective annual interest rate will not be less than 1%. This does not apply when an alternate life income is elected.

If a minimum payment period is elected, after the first payment is made we may increase the payments to reflect any additional interest earnings determined by us. This does not apply when an alternate life income is elected.

If the income that would be payable under a given payment option is the same for 2 or more periods of time at a given age, we automatically will pay income for the longest period.

Example:	You choose Option 2. You are 50 years old. The Payment Option Rate (for Option 2) is $3.64 for 5 years. The Payment Option Rate for 10 years is also $3.64. We will pay income for at least 10 years, which is the longest period.

Part 7. Notes On Our Computations

This Part covers some technical points about this policy.

Accumulation Unit Value	The value of an accumulation unit in each division of the Separate Account was set at $1.000000 on the first Valuation Date selected by us. The value on each subsequent Valuation Date is determined by applying the Change in Net Asset Value (NAV) Formula described below.

Change In Net Asset Value (NAV) Formula	This formula derives the daily investment rate of return for each division of the Separate Account net of the Separate Account charge for mortality and expense risk. This Separate Account charge will not exceed the Maximum Separate Account Asset Charge shown in the Policy Specifications.

The Change in NAV Formula is applied to each division of the Separate Account as follows.

1.	The daily change in NAV of the underlying fund is added to the amount of any fund distribution (income or capital gain distribution). This sum is then divided by the previous Valuation Date NAV of the underlying fund. This is the daily gross investment rate of return for the fund.

ICC08P2	Page 27 (c208maak)

2.	The daily accrual of the Separate Account charge for mortality and expense risk is then subtracted from the daily gross investment rate of return for the fund.

3.	The result is then multiplied by the previous Valuation Date unit value to produce the next unit value.

The gross investment rate will be determined by us in accordance with generally accepted accounting principles and applicable laws, rules and regulations.

Adjustment Of Units And Values	We have the right to split or consolidate the number of Accumulation Units credited to the policy, with a corresponding increase or decrease in the unit values. We may exercise this right whenever we consider an adjustment of units to be desirable. However, strict equity will be preserved in making any adjustment. No adjustment will have any material effect on the benefits, provisions, or investment return of this policy, or on the Owner, the Insured, any Beneficiary, any assignee or other person, or on us.

Basis Of Computation	The basis of computation consists of the mortality rates and interest rates we use to determine:

•	The minimum Net Surrender Values;

•	The maximum monthly Insurance Charges;

•	The minimum rate used to credit interest on the Fixed Account Value of the policy; and

•	The minimum payments under payment Options 2, 5, and 6.

The mortality rates for the minimum Net Surrender Values and for the maximum monthly Insurance Charges are shown in each Table Of Maximum Monthly Insurance Charges. The Minimum Annual Interest Rate For The Guaranteed Principal Account used to credit interest on the Fixed Account Value of the policy is shown in the Policy Specifications. The mortality tables specified apply to amounts in a standard risk classification. Appropriate modifications are made to these tables for any amount that is not in a standard risk classification.

In computing the minimum payments under payment Options 2, 5, and 6, we use mortality rates from the 1983 Table “a” with Projection G for 67 years. The interest rate used is an annual rate of 1%.

Method Of Computing Values	We filed a detailed statement of the method we use to compute the policy benefits and values with the Interstate Insurance Product Regulation Commission.

Any Net Surrender Values (i.e. nonforfeiture values) available under this policy are not less than the minimum values and benefits required by the NAIC Variable Life Regulation, Model #270 using Actuarial Guideline XXIV.

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OPTION 1. INSTALLMENTS FOR A SPECIFIED PERIOD - PAYMENT OPTION RATES

MONTHLY INCOME PER $1,000 OF AMOUNT APPLIED

Years	Monthly Income
1	$83.71
2	42.07
3	28.18
4	21.24
5	17.08
6	14.30
7	12.32
8	10.83
9	9.68
10	8.75
11	7.99
12	7.36
13	6.83
14	6.37
15	5.98
16	5.63
17	5.33
18	5.05
19	4.81
20	4.59
21	4.40
22	4.22
23	4.05
24	3.90
25	3.76
26	3.64
27	3.52
28	3.41
29	3.31
30	3.21

The first income payment is payable on the effective date of this Option.

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OPTION 2. LIFE INCOME - PAYMENT OPTION RATES OPTION 5. LIFE INCOME WITH PAYMENTS GUARANTEED FOR AMOUNT APPLIED - PAYMENT OPTION RATES

MONTHLY LIFE INCOME PER $1,000 OF AMOUNT APPLIED MALE

AGE*	LIFE ONLY	5 YEARS MINIMUM	10 YEARS MINIMUM	20 YEARS MINIMUM	AMOUNT APPLIED
50	$2.59	$2.59	$2.58	$2.56	$2.43
51	2.64	2.64	2.63	2.60	2.47
52	2.70	2.69	2.69	2.65	2.51
53	2.75	2.75	2.74	2.71	2.56
54	2.81	2.81	2.80	2.76	2.60

55	2.88	2.88	2.87	2.82	2.65
56	2.95	2.94	2.93	2.87	2.70
57	3.02	3.01	3.00	2.93	2.75
58	3.09	3.09	3.07	2.99	2.80
59	3.17	3.16	3.15	3.06	2.86

60	3.25	3.25	3.23	3.12	2.92
61	3.34	3.33	3.31	3.19	2.98
62	3.43	3.42	3.40	3.26	3.04
63	3.53	3.52	3.49	3.33	3.11
64	3.63	3.62	3.59	3.40	3.18

65	3.74	3.73	3.69	3.47	3.25
66	3.86	3.85	3.80	3.54	3.33
67	3.99	3.97	3.91	3.62	3.41
68	4.12	4.10	4.03	3.69	3.49
69	4.26	4.24	4.16	3.77	3.58

70	4.41	4.39	4.29	3.84	3.66
71	4.57	4.54	4.42	3.91	3.76
72	4.74	4.70	4.56	3.98	3.86
73	4.92	4.87	4.71	4.05	3.96
74	5.11	5.05	4.86	4.12	4.08

75	5.31	5.24	5.02	4.18	4.19
76	5.52	5.45	5.19	4.24	4.32
77	5.76	5.66	5.36	4.29	4.44
78	6.00	5.89	5.54	4.35	4.58
79	6.27	6.14	5.73	4.39	4.73

80	6.55	6.40	5.92	4.44	4.89
81	6.86	6.67	6.11	4.48	5.04
82	7.19	6.96	6.31	4.51	5.23
83	7.55	7.28	6.51	4.53	5.42
84	7.94	7.61	6.71	4.55	5.64

85	8.36	7.96	6.91	4.57	5.84

Rates for other ages are available upon request. *Age on birthday nearest the due date of the first payment. The first income payment is payable on the effective date of this Option.

ICC08P2	Page 30 (c208maak)

OPTION 2. LIFE INCOME - PAYMENT OPTION RATES OPTION 5. LIFE INCOME WITH PAYMENTS GUARANTEED FOR AMOUNT APPLIED - PAYMENT OPTION RATES

MONTHLY LIFE INCOME PER $1,000 OF AMOUNT APPLIED FEMALE

AGE*	LIFE ONLY	5 YEARS MINIMUM	10 YEARS MINIMUM	20 YEARS MINIMUM	AMOUNT APPLIED
50	$2.41	$2.41	$2.40	$2.39	$2.32
51	2.45	2.45	2.45	2.44	2.35
52	2.50	2.50	2.50	2.48	2.39
53	2.55	2.55	2.55	2.53	2.43
54	2.60	2.60	2.60	2.58	2.48

55	2.66	2.65	2.65	2.63	2.52
56	2.71	2.71	2.71	2.68	2.57
57	2.77	2.77	2.77	2.74	2.61
58	2.84	2.83	2.83	2.79	2.66
59	2.90	2.90	2.89	2.85	2.71

60	2.97	2.97	2.96	2.91	2.77
61	3.05	3.04	3.03	2.98	2.82
62	3.12	3.12	3.11	3.04	2.88
63	3.21	3.20	3.19	3.11	2.95
64	3.29	3.29	3.28	3.18	3.01

65	3.39	3.38	3.37	3.26	3.07
66	3.49	3.48	3.46	3.33	3.15
67	3.59	3.58	3.56	3.41	3.22
68	3.70	3.70	3.67	3.49	3.30
69	3.82	3.81	3.78	3.57	3.38

70	3.95	3.94	3.90	3.65	3.47
71	4.09	4.08	4.03	3.73	3.55
72	4.24	4.22	4.16	3.81	3.66
73	4.39	4.37	4.30	3.89	3.75
74	4.56	4.54	4.45	3.97	3.86

75	4.75	4.72	4.61	4.05	3.98
76	4.94	4.90	4.77	4.12	4.09
77	5.15	5.11	4.94	4.19	4.21
78	5.37	5.32	5.12	4.26	4.34
79	5.62	5.55	5.31	4.32	4.50

80	5.88	5.80	5.51	4.38	4.64
81	6.16	6.06	5.72	4.43	4.80
82	6.47	6.35	5.93	4.47	4.99
83	6.81	6.65	6.14	4.51	5.17
84	7.17	6.98	6.36	4.53	5.37

85	7.57	7.33	6.59	4.55	5.58

Rates for other ages are available upon request. *Age on birthday nearest the due date of the first payment. The first income payment is payable on the effective date of this Option.

ICC08P2	Page 31 (c208maak)

OPTION 6. JOINT LIFE INCOME WITH REDUCED PAYMENTS TO SURVIVOR - PAYMENT OPTION RATES

MONTHLY LIFE INCOME PER $1,000 OF AMOUNT APPLIED MALE & FEMALE

MALE AGE	FEMALE IS YOUNGER THAN MALE BY:
	10 Yrs.	9 Yrs.	8 Yrs.	7 Yrs.	6 Yrs.	5 Yrs.	4 Yrs.	3 Yrs.	2 Yrs.	1 Yr.
55	$2.36	$2.39	$2.41	$2.44	$2.47	$2.49	$2.52	$2.55	$2.58	$2.60
56	2.41	2.43	2.46	2.49	2.51	2.54	2.57	2.60	2.63	2.66
57	2.45	2.48	2.51	2.53	2.56	2.59	2.62	2.65	2.68	2.71
58	2.50	2.53	2.55	2.58	2.61	2.55	2.68	2.71	2.74	2.77
59	2.55	2.58	2.61	2.64	2.67	2.70	2.73	2.77	2.80	2.84

60	2.60	2.63	2.66	2.69	2.73	2.76	2.79	2.83	2.86	2.90
61	2.65	2.68	2.72	2.75	2.79	2.82	2.86	2.89	2.93	2.97
62	2.71	2.74	2.77	2.81	2.85	2.89	2.92	2.96	3.00	3.04
63	2.76	2.80	2.84	2.87	2.91	2.95	2.99	3.03	3.08	3.12
64	2.82	2.86	2.90	2.94	2.98	3.02	3.07	3.11	3.15	3.20

65	2.89	2.93	2.97	3.01	3.05	3.10	3.14	3.19	3.24	3.28
66	2.95	3.00	3.04	3.08	3.13	3.18	3.22	3.27	3.32	3.37
67	3.02	3.07	3.12	3.16	3.21	3.26	3.31	3.36	3.41	3.47
68	3.10	3.15	3.19	3.24	3.29	3.35	3.40	3.45	3.51	3.57
69	3.18	3.23	3.28	3.33	3.38	3.44	3.49	3.55	3.61	3.67

70	3.26	3.31	3.36	3.42	3.48	3.53	3.59	3.66	3.72	3.78
71	3.34	3.40	3.45	3.51	3.57	3.64	3.70	3.76	3.83	3.90
72	3.43	3.49	3.55	3.61	3.68	3.74	3.81	3.88	3.95	4.02
73	3.52	3.59	3.65	3.72	3.79	3.86	3.93	4.00	4.07	4.15
74	3.62	3.69	3.76	3.83	3.90	3.97	4.05	4.13	4.21	4.29

75	3.73	3.80	3.87	3.94	4.02	4.10	4.18	4.26	4.35	4.43
76	3.84	3.91	3.99	4.07	4.15	4.23	4.32	4.40	4.49	4.58
77	3.95	4.03	4.11	4.20	4.28	4.37	4.46	4.55	4.65	4.74
78	4.07	4.16	4.24	4.33	4.43	4.52	4.62	4.71	4.81	4.91
79	4.20	4.29	4.38	4.48	4.58	4.67	4.78	4.88	4.98	5.09

80	4.33	4.43	4.53	4.63	4.73	4.84	4.94	5.05	5.16	5.27
81	4.48	4.58	4.68	4.79	4.90	5.01	5.12	5.23	5.35	5.46
82	4.62	4.73	4.84	4.96	5.07	5.19	5.31	5.42	5.54	5.66
83	4.78	4.89	5.01	5.13	5.25	5.37	5.50	5.62	5.75	5.87
84	4.94	5.06	5.19	5.31	5.44	5.57	5.70	5.83	5.96	6.08

85	5.11	5.24	5.37	5.50	5.63	5.77	5.90	6.04	6.17	6.30

Rates for other ages are available upon request. *Age on birthday nearest the due date of the first payment. The first income payment is payable on the effective date of this Option.

ICC08P2	Page 32 (c208maak)

OPTION 6. JOINT LIFE INCOME WITH REDUCED PAYMENTS TO SURVIVOR - PAYMENT OPTION RATES

MONTHLY LIFE INCOME PER $1,000 OF AMOUNT APPLIED MALE & FEMALE

MALE AGE*	FEMALE IS OLDER THAN MALE BY:
	SAME AGE	1 YEAR	2 YEARS	3 YEARS	4 YEARS	5 YEARS
55	$2.63	$2.66	$2.69	$2.72	$2.75	$2.78
56	2.69	2.72	2.75	2.78	2.81	2.84
57	2.75	2.78	2.81	2.84	2.87	2.91
58	2.81	2.84	2.87	2.91	2.94	2.98
59	2.87	2.91	2.94	2.98	3.01	3.05

60	2.94	2.97	3.01	3.05	3.09	3.13
61	3.01	3.05	3.09	3.13	3.17	3.21
62	3.08	3.12	3.17	3.21	3.25	3.29
63	3.16	3.20	3.25	3.29	3.34	3.38
64	3.24	3.29	3.34	3.38	3.43	3.48

65	3.33	3.38	3.43	3.48	3.53	3.58
66	3.42	3.47	3.53	3.58	3.63	3.69
67	3.52	3.57	3.63	3.69	3.74	3.80
68	3.62	3.68	3.74	3.80	3.86	3.92
69	3.73	3.79	3.85	3.92	3.98	4.04

70	3.84	3.91	3.97	4.04	4.11	4.17
71	3.96	4.03	4.10	4.17	4.24	4.31
72	4.09	4.16	4.24	4.31	4.38	4.46
73	4.23	4.30	4.38	4.46	4.53	4.61
74	4.37	4.45	4.53	4.61	4.69	4.77

75	4.52	4.60	4.69	4.77	4.86	4.94
76	4.67	4.76	4.85	4.94	5.03	5.12
77	4.84	4.93	5.02	5.12	5.21	5.30
78	5.01	5.11	5.21	5.30	5.40	5.49
79	5.19	5.29	5.40	5.50	5.59	5.69

80	5.38	5.49	5.59	5.70	5.80	5.89
81	5.58	5.69	5.80	5.90	5.01	6.11
82	5.78	5.90	6.01	6.12	6.22	6.32
83	5.99	6.11	6.22	6.34	6.44	6.55
84	6.21	6.33	6.45	6.56	6.67	6.77

85	6.43	6.55	6.67	6.79	6.90	7.00

Rates for other ages are available upon request. *Age on birthday nearest the due date of the first payment. The first income payment is payable on the effective date of this Option.

ICC08P2	Page 33 (c208maak)

OPTION 6. JOINT LIFE INCOME WITH REDUCED PAYMENTS TO SURVIVOR - PAYMENT OPTION RATES

MONTHLY LIFE INCOME PER $1,000 OF AMOUNT APPLIED MALE1 & MALE2

MALE1 AGE*	MALE2 IS YOUNGER THAN MALE1 BY:
	10 Yrs.	9 Yrs.	8 Yrs.	7 Yrs.	6 Yrs.	5 Yrs.	4 Yrs.	3 Yrs.	2 Yrs.	1 Yr.
60	$2.71	$2.74	$2.77	$2.81	$2.84	$2.88	$2.91	$2.95	$2.98	$3.02
61	2.77	2.80	2.84	2.87	2.91	2.94	2.98	3.02	3.06	3.09
62	2.83	2.86	2.90	2.94	2.97	3.01	3.05	3.09	3.13	3.17
63	2.89	2.93	2.97	3.01	3.05	3.09	3.13	3.17	3.21	3.25
64	2.96	3.00	3.04	3.08	3.12	3.16	3.21	3.25	3.30	3.34

65	3.03	3.07	3.11	3.16	3.20	3.25	3.29	3.34	3.38	3.43
66	3.10	3.15	3.19	3.24	3.28	3.33	3.38	3.43	3.48	3.53
67	3.18	3.22	3.27	3.32	3.37	3.42	3.47	3.52	3.58	3.63
68	3.26	3.31	3.36	3.41	3.46	3.52	3.57	3.62	3.68	3.73
69	3.34	3.40	3.45	3.50	3.56	3.62	3.67	3.73	3.79	3.85

70	3.43	3.49	3.54	3.60	3.66	3.72	3.78	3.84	3.90	3.96
71	3.53	3.59	3.65	3.71	3.77	3.83	3.89	3.96	4.02	4.09
72	3.63	3.69	3.75	3.81	3.88	3.95	4.01	4.08	4.15	4.21
73	3.73	3.79	3.86	3.93	4.00	4.07	4.14	4.21	4.28	4.35
74	3.84	3.91	3.98	4.05	4.12	4.19	4.27	4.34	4.42	4.49

75	3.95	4.02	4.10	4.17	4.25	4.33	4.40	4.48	4.55	4.64

MALE1 AGE*	MALE2 IS OLDER THAN MALE 1 BY:
	SAME AGE	1 Yr.	2 Yrs.	3 Yrs.	4 Yrs.	5 Yrs.
60	$3.06	$3.09	$3.13	$3.17	$3.21	$3.25
61	3.13	3.17	3.21	3.25	3.29	3.33
62	3.21	3.25	3.30	3.34	3.38	3.42
63	3.30	3.34	3.38	3.43	3.47	3.52
64	3.39	3.43	3.48	3.52	3.57	3.62

65	3.48	3.53	3.58	3.62	3.67	3.72
66	3.58	3.63	3.68	3.73	3.78	3.83
67	3.68	3.73	3.79	3.84	3.89	3.95
68	3.79	3.85	3.90	3.96	4.01	4.07
69	3.90	3.96	4.02	4.08	4.14	4.19

70	4.02	4.09	4.15	4.21	4.27	4.33
71	4.15	4.21	4.28	4.34	4.40	4.47
72	4.28	4.35	4.42	4.48	4.55	4.61
73	4.42	4.49	4.56	4.63	4.70	4.76
74	4.56	4.64	4.71	4.78	4.85	4.92

75	4.71	4.79	4.87	4.94	5.02	5.09

Rates for other ages are available upon request. *Age on birthday nearest the due date of the first payment. The first income payment is payable on the effective date of this Option.

ICC08P2	Page 34 (c208maak)

OPTION 6. JOINT LIFE INCOME WITH REDUCED PAYMENTS TO SURVIVOR - PAYMENT OPTION RATES

MONTHLY LIFE INCOME PER $1,000 OF AMOUNT APPLIED FEMALE1 & FEMALE2

FEMALE1 AGE*	FEMALE2 IS YOUNGER THAN FEMALE1 BY:
	10 Yrs.	9 Yrs.	8 Yrs.	7 Yrs.	6 Yrs.	5 Yrs.	4 Yrs.	3 Yrs.	2 Yrs.	1 Yr.
60	$2.53	$2.56	$2.59	$2.52	$2.65	$2.68	$2.71	$2.74	$2.77	$2.80
61	2.58	2.61	2.64	2.67	2.70	2.73	2.77	2.80	2.83	2.87
62	2.63	2.66	2.69	2.73	2.76	2.79	2.83	2.86	2.90	2.93
63	2.69	2.72	2.75	2.79	2.82	2.86	2.89	2.93	2.97	3.01
64	2.74	2.78	2.82	2.85	2.89	2.93	2.96	3.00	3.04	3.08

65	2.81	2.84	2.88	2.92	2.96	3.00	3.04	3.08	3.12	3.16
66	2.87	2.91	2.95	2.99	3.03	3.07	3.11	3.16	3.20	3.25
67	2.94	2.98	3.02	3.06	3.11	3.15	3.20	3.24	3.29	3.33
68	3.01	3.05	3.10	3.14	3.19	3.23	3.28	3.33	3.38	3.43
69	3.08	3.13	3.18	3.22	3.27	3.32	3.37	3.42	3.48	3.53

70	3.16	3.21	3.26	3.31	3.36	3.42	3.47	3.52	3.58	3.63
71	3.25	3.30	3.35	3.40	3.46	3.52	3.57	3.63	3.69	3.75
72	3.34	3.39	3.45	3.50	3.56	3.62	3.68	3.74	3.80	3.87
73	3.43	3.49	3.55	3.61	3.67	3.73	3.79	3.86	3.93	3.99
74	3.53	3.59	3.65	3.72	3.78	3.85	3.92	3.99	4.06	4.13

75	3.63	3.70	3.76	3.83	3.90	3.97	4.04	4.12	4.19	4.27

FEMALE1 AGE*	FEMALE2 IS OLDER THAN FEMALE1 BY:
	SAME AGE	1 Yr.	2 Yrs.	3 Yrs.	4 Yrs.	5 Yrs.
60	$2.83	$2.87	$2.90	$2.93	$2.96	$3.00
61	2.90	2.93	2.97	3.00	3.04	3.07
62	2.97	3.01	3.04	3.08	3.11	3.15
63	3.04	3.08	3.12	3.16	3.20	3.23
64	3.12	3.16	3.20	3.24	3.28	3.32

65	3.20	3.25	3.29	3.33	3.37	3.42
66	3.29	3.33	3.38	3.42	3.47	3.52
67	3.38	3.43	3.48	3.52	3.57	3.62
68	3.48	3.53	3.58	3.63	3.68	3.73
69	3.58	3.63	3.69	3.74	3.79	3.85

70	3.69	3.75	3.80	3.86	3.92	3.97
71	3.81	3.87	3.93	3.99	4.04	4.10
72	3.93	3.99	4.06	4.12	4.18	4.24
73	4.06	4.13	4.19	4.26	4.33	4.39
74	4.20	4.27	4.34	4.41	4.48	4.55

75	4.34	4.42	4.49	4.57	4.64	4.71

Rates for other ages are available upon request. *Age on birthday nearest the due date of the first payment. The first income payment is payable on the effective date of this Option.

ICC08P2	Page 35 (c208maak)

Massachusetts Mutual Life Insurance Company	Home Office: 1295 State Street Springfield, Massachusetts 01111-0001

Flexible Premium Adjustable Variable Life Insurance Policy

This Policy provides that:

•	A death benefit is payable when the Insured dies.

•	Within specified limits, flexible premiums may be paid during the Insured’s lifetime.

•	This policy is participating - Annual dividends may or may not be paid.

•	Monthly Charges are adjustable, but cannot be more that the maximums shown in the Policy Specifications.

Notice Of Annual Meeting

The Insured is hereby notified that by virtue of this policy he or she is a member of Massachusetts Mutual Life Insurance Company and is entitled to vote either in person or by proxy at any and all meetings of said Company. The annual meetings are held at its Home Office, in Springfield, Massachusetts, on the second Wednesday in April of each year at 2 o’clock p.m.

ICC08P2	(g208maak)